Exhibit 10.1

16100 S. Lathrop Ave. Harvey, IL 60426 OFFICE / 708-225-2194 FAX / 708-225-2194 WEB / Atkore.com

February 6, 2012

James A. Mallak

676 Dewey St.

Birmingham, MI 48009

Dear Jim:

Atkore International (the “Company”) is pleased to offer you the position of Chief Financial Officer, based at our Harvey, Illinois facility. We believe your experience and talent will enhance our business and provide us with support in an area of key importance.

Our formal employment offer consists of the following:

Compensation

You will receive a starting annual salary of $375,000, paid on a bi-weekly basis. Your compensation and job performance will be reviewed on an annual basis and may be adjusted based on your performance and overall performance of the Company.

Annual Incentive Program

You will be eligible to participate in Atkore’s Annual Incentive Bonus Program for fiscal year 2012 with a target bonus equal to 60% of your base salary, prorated based on your start date. Payment of this bonus is subject to the satisfactory achievement of individual, business and corporate objectives established by the Company, however, a minimum 2011-12 fiscal year payout at target, prorated for time worked during the fiscal year, is guaranteed.

Equity Plan

You will be eligible to participate in the Atkore equity program. Once your employment commences, you will have the option of purchasing shares in our parent, Atkore International Group Inc., and receiving a matching grant of options. The number of options that will be awarded to you will be three times the number of shares you purchase. The minimum amount you are required to invest is $150,000 and the maximum amount allowed is $300,000. The expected price of Atkore shares for both your purchase and option exercise price is $10.00. In addition, Atkore currently makes annual grants of options to employees, and you will be eligible to receive an annual option grant targeted at a value of $175,000 in October 2012, contingent on board approval.

Sign-On Bonus

Upon commencement of your employment, you will be entitled to receive a sign-on bonus in the amount of $150,000. The sign-on bonus will be paid within 30 days of your start date. If you chose to terminate your employment with the Company in the first two years of employment, you will be required to repay 100% of the sign-on bonus.

Medical and Dental

You will be eligible to participate in the Company’s medical and/or dental plan, on a contributory basis, after completion of 30 days of service. All benefit programs are reviewed annually and changes in plan design and/or employee contributions may be made at the discretion of the Company. Your contribution schedule, should you choose to participate in these plans, is attached to this letter. Upon commencement of your employment, you will receive more information on your initial benefits enrollment. In addition to the medical and dental plans outlined above, you are also eligible for reimbursement of your medical and dental costs through COBRA under your current employer’s plans during your first 30 days of employment.

Atkore Retirement Savings and Investment 401(K) Plan

You will be eligible to participate in the Atkore Retirement Savings and Investment Plan effective the first pay period after your date of hire. This plan provides for retirement savings through pre-tax payroll contributions with the Company-matching contributions of 50% of the first 6% of employee contributions. There is an automatic enrollment of 2%, which you can change at any time. Additional informational is contained in the enclosed Retirement Savings and Investment Plan brochure.

Reporting Relationship

You will report directly to John Williamson, President and CEO of Atkore International. You will be a member of the Atkore International Executive Leadership Team.

Holidays

You will observe the holiday schedule in effect for Allied employees located at the Harvey facility. A copy of the 2012 holiday schedule is included in your offer packet.

Vacation

You will receive four (4) weeks of paid vacation per year. Vacation time accrues on a monthly basis in accordance with the Vacation Policy included in your offer packet.

Severance Agreement

In the event that your employment with the Company is involuntarily terminated, you will be entitled to 1 year of base pay as a severance payment. The specific terms of this severance agreement will be provided to you within 30 days of your start date.

Other Benefit Programs

Please refer to the enclosed Benefits Overview for additional 2012 benefits for which you are eligible.

Consistent with our commitment to a drug/alcohol-free workplace, this offer is contingent upon the successful completion of both a background check a drug screening. Enclosed please find the Chain of Custody Form along with two locations available to choose from for your occupational drug screen. You will need to present the Chain of Custody form to the LapCorp facility. Please call your preferred location to schedule an appointment. You can contact Kevin Fitzpatrick at 708-225-2055 if you have any questions about the drug screening.

Also enclosed is a copy of the Guide to Ethical Conduct. Please read the Guide carefully. As a condition of accepting our offer, you must sign the signature sheet at the end of the Guide indicating that you have read, understood and agree to comply with the ethical standards required of all employees.

Please understand that this letter is a confirmation of an offer of employment and does not constitute an employment contract of any kind. Your employment with the Company is “at-will” and either you or the Company may terminate the employment relationships at any time and for any lawful reason.

Please provide your decision by signing and returning this offer letter by email to kfitzpatrick@Atkore.com. Your projected start date is March 5, 2012 contingent upon successful completion of your official drug screen, background check, and legal clearance on any existing non-complete and employment agreement.

By accepting this offer, you represent to the Company that your execution of this offer letter and your employment by the Company does not violate any agreement or obligation (whether or not written) that you have with or to any person or entity including, but not limited to, any current or prior employer.

I look forward to you favorable response and you joining the Atkore Team.

Sincerely,

John Williamson President and CEO, Atkore International

Please sign below indicating your acceptance or rejection of this offer.

Accept                                         Date                                         Decline                                         Date

Employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be settled exclusively through arbitration in Chicago, Illinois. This document sets forth the entire agreement with respect to your employment. The terms of this offer may be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.